Exhibit 10.1

APPLOVIN CORPORATION

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

NOTICE OF RESTRICTED STOCK UNIT GRANT

Unless otherwise defined herein, the terms defined in the AppLovin Corporation 2021 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement which includes the Notice of Restricted Stock Unit Grant, including the performance matrix outlined in Appendix 1 (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, the Country Addendum attached hereto as Exhibit B, and all other exhibits, appendices, and addenda attached hereto (the “Award Agreement”).

Participant Name:

Address:

The undersigned Participant has been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number:

Date of Grant:	March [•], 2023

Expiration Date:	March [•], 2028

Total Number of Shares Subject to Restricted Stock Units:	[•]

Vesting Schedule:

The RSUs will vest (if at all) based upon the achievement of the conditions set forth in Appendix 1 (attached) and the provisions of this Award Agreement. The actual number of RSUs that vest, if any, may be lower than the Total Number of Shares Subject to Restricted Stock Units set forth above depending on the extent to which the vesting criteria are satisfied.

For purposes of this Award Agreement, a “Quarterly Vesting Date” is February 20, May 20, August 20 and November 20 of a given year, provided that if the applicable date is a weekend or a holiday, then the applicable Quarterly Vesting Date will be the first business day thereafter.

By Participant’s signature and the signature of the representative of AppLovin Corporation (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, the Country Addendum attached hereto as Exhibit B, and all other exhibits, appendices and addenda attached hereto, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	APPLOVIN CORPORATION

Signature	Signature

Print Name	Print Name

Title

Address:

APPENDIX 1

PERFORMANCE MATRIX

Capitalized terms used in this Appendix 1 will have the meanings prescribed to them under the Plan or the Restricted Stock Unit Agreement, as applicable, unless otherwise defined herein.

A.	DEFINITIONS.

1. “Achievement Date” for a Company Stock Price Target means the date on which a Company Stock Price Target is first met. Once an Achievement Date has occurred with respect to a Company Stock Price Target during the Performance Period, there can be no Achievement Date with respect to such Company Stock Price Target again. No partial achievement will occur and no RSUs will be eligible to vest based upon the achievement of Company Stock Prices between two Company Stock Price Targets, except as set forth in Section D.2 of this Appendix 1 in connection with a Change in Control.

2. “Cause” means that one or more of the following has occurred: (i) any willful and material violation by Participant of any law or regulation applicable to the business of the Company or a parent or subsidiary of the Company, (ii) Participant’s conviction for, or guilty or no contest plea to, a felony or a crime involving moral turpitude or any willful perpetration by Participant of a common law fraud, (iii) Participant’s commission of an act of personal dishonesty that involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (iv) any material breach by Participant of any provision of any agreement or understanding between the Company or any parent or subsidiary of the Company and Participant, (v) Participant’s disregard of the policies or regulations of the Company or any parent or subsidiary of the Company, or (vi) Participant’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its director, officers or employees, if the Company has requested Participant’s cooperation.

3. “Company Stock Price” means the lowest closing price of a Share as reported on the Nasdaq Global Market for any thirty (30) consecutive trading days during the Performance Period.

4. “Company Stock Price Target” means each Company Stock Price set forth in the table in Section B of Appendix 1.

5. “Expiration Date” means the earliest to occur of: (i) the date on which all RSUs granted hereunder vest and (ii) the fifth anniversary of the Date of Grant.

6. “Good Reason” means the occurrence of one or more of the following (through a single action or series of actions), without the Participant’s written consent, with respect to Participant, provided that the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) or (ii) below, written notice from Participant indicating the specific basis for Participant’s belief that Participant is entitled to terminate employment for Good Reason, the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and Participant terminates employment not later than 90 days following expiration of such cure period: (i) a material adverse change in title, authority, responsibilities or duties or (ii) a material breach by the Company of any material written agreement between Participant and the Company. For “Good Reason” to be established, Participant must provide written notice to the Company within 30 days immediately following such events, the Company must fail to remedy such event within 30 days after receipt of such notice, and Participant’s resignation must be effective not later than 90 days after the expiration of such cure period.

(a) “Per Share Deal Price” means the total amount of cash consideration and value of any non-cash consideration received or potentially receivable for a Share in connection with the Change in Control. The value of any non-cash consideration will be determined in good faith by the Board, except that if such non-cash consideration is in the form of publicly traded securities, then the value of such publicly traded securities will be based on the volume weighted average closing trading price of such publicly traded securities over the five (5) trading day period ending three (3) business days prior to the date the Change in Control occurs.

(b) “Performance Period” means the period (i) commencing on the Date of Grant and (ii) ending on the Expiration Date.

(c) “RSUs” means the Restricted Stock Units granted to Participant by the Company as set forth in the Notice of Grant.

(d) “Service Condition” means the Participant’s continued service as a full-time employee of the Company. In the event of any dispute over whether Participant fails to meet the Service Condition, the Board will have sole discretion to determine whether such termination has occurred and the effective date of such termination, and such determination will be binding on Participant, the Company, and the respective successors.

B.	RSU VESTING SCHEDULE

Subject to Section C below, on an Achievement Date a number of RSUs will vest equal to the number of RSUs corresponding to the applicable Company Stock Price Target in the table below will vest but only if the Participant satisfies the Service Condition on such Achievement Date. Each RSU that vests on an Achievement Date will be settled as soon as practicable after the first Quarterly Vesting Date occurring on or after such Achievement Date.

	Company Stock Price Target*	Number of RSUs*
1.	$36.00	[•]
2.	$46.75	[•]
3.	$57.50	[•]
4.	$68.25	[•]
5.	$79.00	[•]

*

The Company Stock Price Targets and Number of RSUs each will be adjusted to reflect any transaction described in Section 13(a) of the Plan. The Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, will make the determination of any such adjustments required in connection with any such event.

C. SERVICE CONDITION AND FORFEITURE.

For any RSUs under this Agreement to vest, Participant must have continuously satisfied the Service Condition through the applicable Achievement Date. For purposes of clarity, if Participant satisfies the Service Condition on an applicable Achievement Date (which is not a Quarterly Vesting Date) but fails to satisfy the Service Condition on the first Quarterly Vesting Date occurring after such Achievement Date, any RSUs that vested on such Achievement Date will be settled in connection with such Quarterly Vesting Date.

On the earliest of the date that the Participant fails to satisfy the Service Condition and the Expiration Date, any RSUs subject covered by this Agreement that have not vested will be forfeited and returned to the Company, and Participant will have no further rights with respect to such RSUs or the underlying Shares.

[CEO/CTO Only:Notwithstanding the foregoing, if Participant fails to satisfy the Service Condition due to a termination of employment by the Company other than for Cause, a resignation by the Participant for Good Reason, or due to Participant’s death or Disability, the then-outstanding unvested RSUs will remain outstanding until the first to occur of the Expiration Date and the first anniversary of such termination of employment and will be eligible to vest through such date as though the Service Condition remained satisfied.]

D.	CHANGE IN CONTROL.

1. With respect to any RSUs that remain outstanding and unvested as of immediately prior to the consummation of a Change in Control, immediately prior to such Change in Control, rather than applying the definition of “Company Stock Price,” “Company Stock Price” instead will mean the Per Share Deal Price.

2. After determining the “Company Stock Price” under Section D.1 of this Appendix 1, the same rules under the chart under Section B of this Appendix 1 apply in determining whether any additional “Company Stock Price Targets” are achieved and any additional RSUs corresponding to such Company Stock Price Targets will vest, subject to the Service Condition for such additional RSUs being satisfied through the date immediately prior to the Change in Control; provided, however, that if the Company Stock Price as determined under Section D.1 of this Appendix 1 falls between two Company Stock Price Targets, then a portion of the RSUs that would otherwise vest upon achievement of the higher of the two Company Stock Price Targets shall vest as determined using linear interpolation between the two Company Stock Price Targets.

3. Any RSUs that vest under section D.2 of this Appendix 1 and any other vested RSUS that had not yet been settled will be settled immediately prior to the Change in Control.

4. Unless otherwise determined by the Board, any remaining RSUs that have not vested will be forfeited at the Change in Control and Participant will have no further rights with respect to such Shares.

E.	HOLDING REQUIREMENT

[CEO:Through the earliest of (i) the Expiration Date or (ii) a Change in Control, Participant is required to hold a number of shares of common stock of the Company equal to the Total Number of Shares Subject to Restricted Stock Units.][Non-CEO: Shares received upon vesting and settlement of an RSU under this Agreement may not be sold, transferred, hypothecated, pledged, or otherwise disposed of before the earliest of (i) the one-year anniversary of the first Quarterly Vesting Date after the Achievement Date, (ii) Expiration Date, or (iii) a Change in Control. For avoidance of doubt, Shares that are withheld or sold for the purposes of satisfying tax withholding obligations are exempt from this holding requirement] To enforce the requirements in this section, the Company, in its discretion, may take any action it determines reasonable or necessary, including attaching applicable legends to shares of common stock.

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1. Grant of Restricted Stock Units. The Company hereby grants to the individual (“Participant”) named in the Notice of Grant under the Plan an Award of Restricted Stock Units, and subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 18(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share, on the timing specified in Section 4. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant, subject to Participant continuing to be a Service Provider through each applicable vesting date.

4. Payment after Vesting.

(a) General Rule. Subject to Section 8, any Restricted Stock Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 4(b), such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Award Agreement.

(b) Acceleration.

(i) The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 4(b) shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.

(ii) Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Date of Grant), if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the cessation of Participant’s status as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Administrator), other than due to Participant’s death, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following the cessation of Participant’s status as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of cessation of Participant’s status as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.

(c) It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Company or any of its Parent or Subsidiaries have any liability or obligation to reimburse, indemnify, or hold harmless Participant for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

5. Forfeiture Upon Termination as a Service Provider. Unless specifically provided otherwise in this Award Agreement or other written agreement between Participant and the Company or any of its Subsidiaries or Parents, as applicable, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.

6. Tax Consequences. Participant has reviewed with his or her own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be solely responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.

7. Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8. Tax Obligations.

(a) Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer or any Parent or Subsidiary to which Participant is providing services (together, the “Service Recipients”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation, (i) all federal, state, local and foreign taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligations or other social insurance contributions) that are required to be withheld by any Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) Participant’s and, to the extent required by any Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the Restricted Stock Units or sale of Shares, and (iii) any other Service Recipient taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Restricted Stock Units (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient(s). Participant further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (B) makes any commitment to and is under any obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the applicable Service Recipient(s) (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

(b) Tax Withholding and Default Method of Tax Withholding. When Shares are issued as payment for vested Restricted Stock Units, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer. If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction. The minimum amount of Tax Obligations which the Company determines must be withheld with respect to this Award (or such greater amount that is no more than the maximum statutory rate as the Company and Participant mutually determine is appropriate to withhold) (“Tax Withholding Obligation”) will be satisfied by Shares being sold on Participant’s behalf at the prevailing market price pursuant to such procedures as the Administrator may specify from time to time, including through a broker-assisted arrangement (it being understood that the Shares to be sold must have vested pursuant to the terms of this Award Agreement and the Plan). The proceeds from the sale will be used to satisfy Participant’s Tax Withholding Obligation arising with respect to this Award. In addition to Shares sold to satisfy the Tax Withholding Obligation, additional Shares will be sold to satisfy any associated broker or other fees. Only whole Shares will be sold to satisfy any Tax Withholding Obligation. Any proceeds from the sale of Shares in excess of the Tax Withholding Obligation and any associated broker or other fees will be paid to Participant in accordance with procedures the Company may specify from time to time. By accepting this Award, Participant expressly consents to the sale of Shares to cover the Tax Withholding Obligations (and any associated broker or other fees) and agrees and acknowledges that Participant may not satisfy them by any means other than such sale of Shares, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent.

(c) Administrator Discretion. If the Administrator determines that Participant cannot satisfy Participant’s Tax Withholding Obligation through the default procedure described in Section 8(b) or the Administrator otherwise determines to allow Participant to satisfy Participant’s Tax Withholding Obligation by a method other than through the default procedure set forth in Section 8(b), it may permit or require Participant to satisfy Participant’s Tax Withholding Obligation, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash in U.S. dollars, (ii) electing to have the Company withhold otherwise deliverable Shares having a value equal to the Tax Withholding Obligation (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (iii) having the amount of such Tax Withholding Obligation withheld from Participant’s wages or other cash compensation paid to Participant by the applicable Service Recipient(s), (iv) delivering to the Company Shares that Participant owns and that have vested with a fair market value equal to the Tax Withholding Obligation (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), or (v) such other means as the Administrator deems appropriate.

(d) No Representations. Participant has reviewed with his or her own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.

(e) Company’s Obligation to Deliver Shares. For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Tax Withholding Obligation. If Participant fails to make satisfactory arrangements for the payment of such Tax Withholding Obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or Participant’s Tax Withholding Obligations otherwise become due, Participant will permanently forfeit such Restricted Stock Units to which Participant’s Tax Withholding Obligation relates and any right to receive Shares thereunder and such Restricted Stock Units will be returned to the Company at no cost to the Company.

9. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

10. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, UNLESS OTHERWISE SET FORTH IN SECTION C OF APPENDIX 1, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE APPLICABLE SERVICE RECIPIENT AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF ANY SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

11. Grant is Not Transferable. Except to the limited extent provided in Section 7, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying the Restricted Stock Units. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

13. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at AppLovin Corporation, 1100 Page Mill Road Palo Alto, California 94304, or at such other address as the Company may hereafter designate in writing.

14. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or require Participant to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15. No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

16. Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may be assigned only with the prior written consent of the Company.

17. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for (or make any entry on the books of the Company or of a duly authorized transfer agent of the Company of) the Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.

18. Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

20. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Administrator at any time.

21. Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award of Restricted Stock Units.

22. Governing Law; Venue; Severability. This Award Agreement and the Restricted Stock Units are governed by the internal substantive laws, but not the choice of law rules, of California. For purposes of litigating any dispute that arises under these Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the United States federal courts for the Northern District of California, and no other courts, where this Award Agreement is made and/or to be performed. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement shall continue in full force and effect.

23. Entire Agreement. The Plan is incorporated herein by this reference. The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.

24. Country Addendum. Notwithstanding any provisions in this Award Agreement, the Restricted Stock Unit grant shall be subject to any special terms and conditions set forth in an appendix (if any) to this Award Agreement for any country whose laws are applicable to Participant and this Award of Restricted Stock Units (as determined by the Administrator in its sole discretion) (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Award Agreement.

25. Insider Trading/Market Abuse Laws. Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and Participant’s country of residence, which may affect Participant’s ability to acquire or sell Shares or rights to Shares (e.g., Restricted Stock Units) under the Plan during such time as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Participant should keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant is responsible for ensuring compliance with any applicable restrictions and should consult with his or her personal legal advisor on this matter.

EXHIBIT B

COUNTRY ADDENDUM

Terms and Conditions

This Country Addendum includes additional terms and conditions that govern the Restricted Stock Units granted to Participant under the Plan if Participant works in one of the countries listed below. If Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which he or she is currently working or if Participant relocates to another country after receiving the grant of Restricted Stock Units, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to Participant.

Certain capitalized terms used but not defined in this Country Addendum shall have the meanings set forth in the Plan, and/or the Award Agreement to which this Country Addendum is attached.

Notifications

This Country Addendum also includes notifications relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries listed in this Country Addendum, as of June 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the notifications herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be outdated when Participant vests in the Restricted Stock Units and acquires Shares, or when Participant subsequently sells Shares acquired under the Plan.

In addition, the notifications are general in nature and may not apply to Participant’s particular situation and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working (or is considered as such for local law purposes) or if Participant moves to another country after receiving the grant of Restricted Stock Units granted under the Plan, the information contained herein may not be applicable to such Participant.

Participant acknowledges that Participant has been advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in Participant’s country may apply to his or her individual situation.

I. GLOBAL PROVISIONS APPLICABLE TO PARTICIPANTS IN ALL COUNTRIES OTHER THAN THE UNITED STATES

1. Foreign Exchange Considerations. Participant acknowledges, understands, and agrees that neither the Company nor any Parent, Subsidiary or Service Participant shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the Restricted Stock Units, or of any amounts due to Participant under the Plan or as a result of vesting in his or her Restricted Stock Units and/or the subsequent sale of any Shares acquired under the Plan. Participant agrees and acknowledges that he or she will bear any and all risk associated with the exchange or fluctuation of currency associated with his or her participation in the Plan. Participant acknowledges and agrees that Participant may be responsible for reporting inbound transactions or fund transfers that exceed a certain amount. Participant is advised to seek appropriate professional advice as to how the exchange control regulations apply to his or her Restricted Stock Units and Participant’s specific situation and understands that the relevant laws and regulations can change frequently and occasionally on a retroactive basis.

2. Language. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

3. Nature of Grant. In accepting this Award of Restricted Stock Units, Participant acknowledges, understands and agrees that:

(a) the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(b) all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Administrator;

(c) Participant is voluntarily participating in the Plan;

(d) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(e) the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f) the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable and cannot be predicted;

(g) for purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);

(h) unless otherwise provided in the Plan or by the Administrator in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;

(i) the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary;

(j) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any Subsidiary, or the Service Participant, waives his or her ability, if any, to bring any such claim, and releases the Company or Subsidiary and the Service Participant from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(k) in the event Participant is not an employee of the Company, Participant understands and agrees that neither the offer to participate in the Plan, nor his or her participation in the Plan, will be interpreted to form an employment contract or relationship with the Company, and furthermore, nothing in the Plan, the Award Agreement nor Participant’s participation in the Plan will be interpreted to form an employment contract with the Company.

4. Data Privacy. Participant acknowledges, understands, and agrees that the Company may collect, where permissible under applicable law certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. Participant understands that the Company may transfer Participant’s Data to the United States, which may have different, including less stringent, data protection laws than the laws in Participant’s country. Participant understands that the Company will transfer Participant’s Data to its designated broker, [include name of broker]1, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different, including less stringent, data privacy laws that Participant’s jurisdiction does not consider to be equivalent to the protections in Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that he or she is providing the consent herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s employment status or career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant awards under the Plan or other equity awards, or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact Participant’s local human resources representative.

Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described herein and any other Plan materials by and among, as applicable, the Company or any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Participant’s consent will be sought and obtained for any processing or transfer of Participant’s data for any purpose other than as described herein and any other plan materials.

[1]	Note: Include designated broker and any 3rd parties who will receive Data. To be updated from time to time as appropriate.

II.	GLOBAL PROVISIONS APPLICABLE TO PARTICIPANTS IN ALL COUNTRIES OTHER THAN THE UNITED STATES

Brazil

Notifications

Exchange Control Information. By accepting the Restricted Stock Units, Participant understands that he or she is generally required to make an annual report of shares held outside Brazil to the tax authorities and the Central Bank if such holdings exceed a specified limit (typically, US$100,000).

Canada

Terms and Conditions

Authorization to Release Necessary Personal Information

Participant hereby authorizes the Company (including any non-U.S. affiliate, Parent or Subsidiary) and the Company’s (including its non-U.S. affiliate’s, Parent’s or Subsidiary’s) representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company and any non-U.S. affiliate, Parent or Subsidiary and the Company’s designated Plan broker(s) to disclose and discuss the Plan with their advisors. Participant further authorizes his or her employer to record such information and to keep such information in Participant’s employee file.

Award Payable Only in Shares. The grant of the Restricted Stock Units does not give Participant any right to receive a cash payment, and the Restricted Stock Units are payable in Shares only.

French Language Provisions. The following provisions will apply if Participant is a resident of Quebec:

The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à la présente convention.

Notifications

Tax Reporting Obligation

Foreign property (including the option granted under the Plan and the underlying shares of Common Stock) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total value of such foreign property exceeds C$100,000 at any time during the year. The form must be filed by April 30th of the following year.

China

Terms and Conditions

Sale of Shares May be Required

The Company may, in its sole discretion, require Participant to sell at any time the Shares acquired upon vesting of the RSUs. Participant authorizes the Company or a brokerage firm designated by the Company to perform this transaction on Participant’s behalf and agrees that applicable commissions and fees due in connection with the sale may be deducted from the sale proceeds otherwise due to Participant. Participant acknowledges that such Shares will be sold at prevailing market prices and Participant waives any claim based on the timing of the sale or the price received for the Shares.

Without limiting the foregoing, all the Shares acquired by Participant upon vesting of the RSUs must be sold immediately following Participant’s termination of employment in China, with the actual date of such sale determined by the Company in its sole discretion. Participant understands and agrees that neither the Company nor its agent will guarantee the sale price for any such sale.

Custody of Shares

Participant understands and agrees that the Company may require that Participant retain the Shares acquired upon vesting of the RSUs in Participant’s account at a brokerage firm designated by the Company until the Shares are sold, even after Participant’s termination of employment in China. Following Participant’s termination of employment, the Company may restrict Participant’s ability to sell or transfer any Shares remaining in Participant’s account and sell such Shares at a time determined by the Company in its sole discretion. Participant agrees not to bring any claim against the Company or any affiliate, Parent or Subsidiary based on the timing of any such sale or the price at which any such Shares are sold.

Delivery of Proceeds

Participant understands and agrees that, pursuant to exchange control requirements in China, Participant may be required to repatriate to China the cash proceeds from the sale of the Shares and that the Company may be required to effect that repatriation through a special exchange control account established by the Company or its Chinese Subsidiary. Participant agrees that any proceeds from the sale of any Shares may be transferred to such special account prior to being delivered to Participant. Participant also understands that there may be significant delays in delivering the funds to Participant due to exchange control requirements in China and Participant agrees not to make any claim against the Company or any affiliate, Parent or Subsidiary as a result of the amount of time it takes to deliver the funds.

Participant understands that the proceeds of sale may be paid in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, Participant may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, the Company is under no obligation to obtain any particular exchange conversion rate and there may be delays in converting the proceeds to local currency due to exchange control restrictions.

Czech Republic

No country-specific provisions.

France

No country-specific provisions.

Germany

Terms and Conditions

Tax Indemnity

I agree to indemnify and keep indemnified the Company, any non-U.S. affiliate, Parent or Subsidiary and my employing company, if different, from and against any liability for or obligation to pay any obligation with respect to Tax-Related Items (including but not limited to wage tax, solidarity surcharge, church tax or social security contributions) that is attributable to (1) the grant or settlement of, or any benefit derived by me from, the options, (2) the acquisition by me of the Common Stock upon exercise of the options, or (3) the disposal of any shares of the Common Stock.

Notifications

Exchange Control Information. Participant understands that if he or she remits proceeds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the State Central Bank. In the event that Participant makes or receives a payment in excess of this amount, Participant understands and agrees that he or she is responsible for obtaining the appropriate form from a German bank and complying with applicable reporting requirements. The online filing portal can be accessed at www.bundesbank.de.

Ireland

Notifications

Director Reporting Obligation. Participant understands that if he or she is a director, shadow director or secretary of an affiliate, Parent, or Subsidiary in Ireland, Participant must notify the Irish affiliate, Parent or Subsidiary in writing within five business days of receiving or disposing of an interest in the Company (e.g., Restricted Stock Units, Shares), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of Participant’s spouse or children under the age of 18 (whose interests will be attributed to the Participant if he or she is a director, shadow director or secretary).

Israel

Terms and Conditions

The following provisions apply to Israeli Participants who are eligible to receive a 102 Capital Gains Track Grant as defined in the Israeli Sub-Plan. Capitalized terms used but not defined in these provisions or the Plan, Notice of Grant or the Award Agreement shall have the meanings ascribed to them in the Israeli Sub-Plan.

Trust Arrangement

The Restricted Stock Units are offered to Participant subject to, and in accordance with, the terms of the Plan, the Israeli Sub-Plan, this Award Agreement, the Notice of Grant and the Trust Agreement.

The Restricted Stock Units are intended to be a 102 Capital Gain Track Award and qualify for Capital Gains Track treatment under Section 102. Certain events may affect the status of the Restricted Stock Units and the Shares subject to the Restricted Stock Units as qualified under Section 102 and the Restricted Stock Units and the Shares subject to the Restricted Stock Units may be disqualified in the future. The Company does not make any undertaking or representation to maintain the Section 102 Capital Gains Track status of the Restricted Stock Units and the Shares subject to the Restricted Stock Units.

Participant agrees that, upon request of the Company or Participant’s employer, Participant will execute the 102 Capital Gains Track Award acceptance prescribed by the Company or the Trustee, according to the procedures and timeline set forth by the Company and the Trustee (which may include executing this Award Agreement and the Notice of Grant in writing). If Participant does not comply with any such request, the qualified status of the Restricted Stock Units and the Shares under Section 102 may not apply.

Nature of the Grant

By accepting the Restricted Stock Units, Participant (i) acknowledges receipt of and represents that he or she has read and are familiar with the Plan, the Israeli Sub-Plan, Trust Agreement and this Award Agreement; (ii) accept the Restricted Stock Units subject to all terms and conditions of the Plan, the Israeli Sub-Plan, Trust Agreement and this Award Agreement; and (iii) agree that the Restricted Stock Units, the Shares and any rights issued pursuant to the Restricted Stock Units and the Shares will be issued to and deposited with the Trustee and shall be held in trust for Participant’s benefit for the Required Holding Period and as otherwise required by the Ordinance, the Rules and any ruling or approval of the ITA pursuant to the terms of the Ordinance, the Rules and the Trust Agreement.

Furthermore, by accepting the Restricted Stock Units, Participant confirms that he or she is familiar with the terms and provisions of Section 102, particularly the Section 102 Capital Gains Track described in subsection (b)(2) and (b)(3) thereof, and agrees that he or she will not require the Trustee to release the Restricted Stock Units or the Shares to Participant, or to sell the Restricted Stock Units or the Shares to a third party, during the Required Holding Period, unless permitted to do so by the Company and the Ordinance or the Rules.

The Company may in its sole discretion replace the Trustee from time to time and instruct the transfer of all Restricted Stock Units and Shares held or administered by such Trustee at such time to its successor and provisions of this Agreement shall apply to the new Trustee.

TO BE SIGNED BY THE ISRAELI PARTICIPANT WITH A COPY RETURNED TO PAYROLL ADMINISTRATION:

I have read and understood this Award Agreement, Notice of Grant, Plan and the Israeli Sub-Plan. I understand that the Restricted Stock Units, rights and the Shares granted to me under this Award Agreement are subject to the terms and provisions of Section 102 of the Ordinance and its related Rules and I hereby accept such rights, Restricted Stock Units and Shares subject to such terms and provisions. I acknowledge that my holding, sale and transfer of the Shares and/or any additional rights is therefore subject to various restrictions and limitations that are imposed by such section and its related rules, of which I am aware and with which I agree to comply.

Signed by: __________________________________________________________

Date: ______________________________________________________________

Japan

Terms and Conditions

Foreign Asset/Account Reporting Information. Participant understands that if he or she acquires Shares valued at more than ¥100,000,000 in a single transaction, Participant must file a Report on Acquisition or Disposal of Securities (shoken no shutoku mataha joto ni kansuru hokokusho) with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the Shares. In addition, Japanese residents are required to file a Report on Overseas Assets (kokugai zaisan chosho) in respect of any assets (including Shares) held outside Japan as of December 31, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such Report must be filed with the competent tax office on or before March 15 each year. Japanese residents are responsible for complying with this reporting obligation and should confer with their personal tax advisor in this regard.

Singapore

Terms and Conditions

Securities Compliance. The award of the Restricted Stock Units is being made in reliance of section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA. Participant understands that the Shares have not been registered with the SFA. Unless Participant sells any Shares acquired pursuant to the Plan via a public exchange outside of Singapore (e.g., NASDAQ), Participant agrees that Participant shall not, within six months of the acquisition of any Shares, sell, transfer, gift, hypothecate or otherwise transfer such Shares within Singapore except as expressly approved by the Company in writing. The Company believes that a typical sale through a U.S. brokerage firm would not require the Company’s consent under these rules.

Director Notification Obligation. If Participant is a director, shadow director, or holds any similar position2 of a Singapore-incorporated company (each a “Singapore company”) (e.g., the Company or any Singapore Subsidiary), Participant is subject to certain notification requirements under section 164 of the Singapore Companies Act to enable the Singapore company to comply with its obligations to maintain a register of director’s shareholdings (“Register”). Among these requirements is an obligation to notify the Singapore company in writing of:

(a)	shares in, debentures of, or participatory interests made available by, the Singapore company or its related corporation which are held by Participant;

[2]	Under section 4(1) of the Singapore Companies Act, the term “director” includes any person occupying the position of director of a corporation by whatever name called.

(b)

any interest that Participant has in shares in, debentures of, or participatory interests made available by, the Singapore company or its related corporation, and the nature and extent of that interest under Section 7 of the Singapore Companies Act (which provides for the circumstances under which a deemed interest in shares may arise);

(c)	rights or options that Participant has in respect of the acquisition or disposal of shares in the Singapore company or its related corporation; and

(d)

contracts to which Participant is a party or under which Participant is entitled to a benefit, being contracts under which a person has a right to call for or to make delivery of shares in the Singapore company or its related corporation.

Participant must notify the Singapore company in writing when there is any change in the particulars of Participant’s interests as mentioned above (including when Participant sells Shares issued from the Plan).

Participant is deemed to hold or have an interest or a right in or over any shares or debentures, if:

(a)	Participant’s spouse (not being himself or herself a director or chief executive officer) holds or has an interest or a right in or over such shares or debentures; or

(b)

Participant’s child of less than 18 years of age, including stepson, stepdaughter, adopted son or adopted daughter (not being himself or herself a director or chief executive officer) holds or has an interest in such shares or debentures.

In addition, any contract, assignment or right of subscription shall be deemed to have been entered into or exercised or made by, or a grant shall be deemed as having been made to, Participant if any contract, assignment or right of subscription is entered into, exercised or made by, or a grant is made to, members of Participant’s family as aforesaid (not being himself or herself a director or chief executive officer).

Particulars of Participant’s interests as mentioned above must be given within two business days after (i) the date on which Participant became a director of the Singapore company, or (ii) the date on which Participant became a registered holder of or acquired an interest as mentioned above, whichever last occurs. Particulars of any change in Participant’s interests must also be given within two business days of the change.

South Korea

No country-specific provisions.

United Kingdom

Terms and Conditions

Tax Obligations. The following provision supplements Section 8 of the Award Agreement: Tax Obligations shall include Primary and to the extent legally possible secondary class 1 National Insurance Contributions. Participant agrees that the Company or Participant’s employer may calculate the Tax Obligations to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right Participant may have to recover any overpayment from relevant U.K. tax authorities. Participant understands and agrees that if payment or withholding of any income tax liability arising in connection with Participant’s participation in the Plan is not made by Participant to his or her employer within ninety days of the event giving rise to such income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), that the amount of any uncollected income tax will constitute a loan owed by Participant to his or her employer, effective on the Due Date. Participant understands and agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs, it will be immediately due and repayable by Participant, and the Company and/or Participant’s employer may recover it at any time thereafter by any of the means referred to in the Plan and/or this Award Agreement.

Notwithstanding the foregoing, Participant understands and agrees that if Participant is a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Participant will not be eligible for such a loan to cover the income tax liability. Participant further understands that, in the event that Participant is such a director or executive officer and the income tax is not collected from or paid by Participant by the Due Date, the amount of any uncollected income tax will constitute an additional benefit to Participant on which additional income tax and National Insurance Contributions will be payable. Participant understands and agrees that Participant is responsible for reporting and paying any income tax due on this additional benefit directly to Her Majesty’s Revenue and Customs under the self-assessment regime and for reimbursing the Company or Participant’s employer (as appropriate) for the value of any primary and (to the extent legally possible) secondary class 1 National Insurance Contributions due on this additional benefit which the Company or my employer may recover from Participant by any of the means referred to in the Plan and/or this Award Agreement.

At the discretion of the Company, the Restricted Stock Units cannot be settled until Participant has entered into an election with the Company (or Participant’s employer) (as appropriate) in a form approved by the Company and Her Majesty’s Revenue & Customs (a “Joint Election”) under which any liability of the Company and/or Participant’s employer for employer’s national insurance contributions arising in respect of the granting, vesting, settlement of or other dealing in the Restricted Stock Units, or the acquisition of Shares on the settlement of the Restricted Stock Units, is transferred to and met by Participant.